UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2016

HELIOS AND MATHESON ANALYTICS INC.

(Exact name of Registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	0-22945 (Commission File Number)	13-3169913 (IRS Employer Identification Number)

Empire State Building

350 5th Avenue

New York, New York 10118

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 979-8228

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 31, 2016, Divya Ramachandran resigned as President and Chief Executive Officer and as a director of Helios and Matheson Analytics Inc. (the “Company”). Ms. Ramachandran’s resignation was not because of any disagreement on any matter relating to the Company’s current operations, policies or practices.

In conjunction with her resignation, the Company, Helios and Matheson Information Technology Ltd. (“HMIT”), the beneficial owner of approximately 75% of the Company’s outstanding common stock, and Ms. Ramachandran entered into a Separation and Mutual Release Agreement (the “Agreement”). Pursuant to the Agreement, the Company and HMIT fully released Ms. Ramachandran, and Ms. Ramachandran fully released the Company and HMIT, from any and all claims they may have had against one another. Pursuant to the Agreement, the Company made a separation payment to Ms. Ramachandran in the amount of $75,000 (less applicable statutory deductions) and paid $5,000 to her attorney for her legal fees incurred in connection with the Agreement. Ms. Ramachandran will continue to be indemnified by the Company pursuant to the terms of that certain Indemnification Agreement dated as of March 4, 2016. Ms. Ramachandran also agreed to an amendment to the non-competition clause of her Employment Agreement, dated as of July 12, 2010, whereby, among other things, she agreed that for a period of 12 months immediately following her separation from the Company (the “Restrictive Period”) she will not engage in a business that sells products, services, software or information technology solutions of the type provided by, or under development by, or proposed to be provided by, the Company on or before March 31, 2016 to a specified list of the Company’s clients (each, a “Company Client”) , or provide any such products, services or solutions to a Company Client on an “in-house” basis during the Restrictive Period, whether as an employee or independent contractor of a Company Client. Ms. Ramachandran also agreed not solicit for employment or cause others to solicit for employment any person who is employed by the Company or its subsidiary, or any client manager who is employed by a Company Client and who is or was involved in the Company’s engagement with such Company Client before or during the Restrictive Period.

In connection with the cessation of Ms. Ramachandran’s service to the Company, the outgoing Chairman of the Company, Mr. S. Jambunathan, stated, “During her tenure as President and CEO of HMNY, and as a Director prior to that, Divya has discharged her responsibilities in terms of both compliance and business in a professional manner along with her team. Apart from hard work, she has shown a lot of initiative and innovation in her duties.”

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

The information included in paragraphs 1 and 2 of Item 1.01 is hereby incorporated by reference in its entirety in this Item 5.02.

As previously disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, on February 24, 2016, the Company’s Secretary received a letter from HMIT and its subsidiary Helios and Matheson Inc. (collectively, the “Majority Stockholders”), who collectively hold approximately 75% of the Company’s issued and outstanding common stock, requesting that the Secretary call a special meeting of the Company’s stockholders for the purpose of electing new directors. After receiving the letter, the Company’s directors and its Chief Executive Officer agreed in principle with the Majority Stockholders on a transition plan (the “Plan”) whereby all but one of the directors and the Chief Executive Officer would resign from their respective positions with the Company, the remaining director would then elect directors selected by the Majority Stockholders to fill the vacancies created by such resignations, and the remaining director would then resign from the board.

In accordance with the Plan, on March 31, 2016, Srinivasaiyer Jambunathan and Kishan Grama Ananthram, along with Ms. Ramachandran, resigned as directors of the Company, leaving Viraj Patel as the sole director, and Ms. Ramachandran resigned as the Company’s Chief Executive Officer and President at the same time. The resignations were submitted in accordance with the Plan, and not because of any disagreement on any matter relating to the Company’s current operations, policies or practices.

On April 1, 2016, in his capacity as the sole director, Viraj Patel elected Srinivas Tanikella, Parthasarathy (Pat) Krishnan, Namakkal Sambamurthy and Prathap Singh as directors of the Company to fill the vacancies created by the foregoing resignations, with Mr. Krishnan being appointed as the Chairman of the Board. Messrs. Sambamurthy, Tanikella and Singh, all of whom are independent directors as determined in accordance with NASDAQ Listing Rule 5605(a)(2), have been appointed to the Audit Committee of the Board, with Mr. Sambamurthy being appointed as the Chair of the Audit Committee. Also on April 1, 2016, in his capacity as sole director, Viraj Patel appointed Mr. Krishnan as the Company’s Chief Executive Officer, President and Interim Chief Financial Officer (Principal Financial Officer).

Finally, on April 1, 2016, after taking the foregoing actions as sole director, Viraj Patel resigned as a director of the Company and continues in service as an advisor to the Board.

Mr. Krishnan, age 52, is a technology entrepreneur with a proven track record of creating value through start-up ideas and the ability to convert business problems into feasible technology road maps. Mr. Krishnan has developed solutions for clients that have contributed to the increase in revenue, while helping them reduce operational costs.

Mr. Krishnan’s expertise includes Cyber Security, Continuous Authentication, Image Processing using Cellular Automata & Symbolic Computing, Big Data Analytics (Hadoop), Low Latency Computing, Cloud Computing, Product Architecture & Development, Market Analysis, Solution Delivery, team building and mentoring.

From May 2013 to March 2016, Mr. Krishnan was the Chief Technology Officer and Co-Founder of Ciberoc Corporation. Ciberoc Corp addresses Cyber Physical security needs using biometric authentication coupled with multifactor authentication for cloud infrastructure enterprises and financial vertical. Mr. Krishnan architected solutions, mentored teams and interfaced with customers during his tenure. Mr. Krishnan has co-authored and presented papers in IEEE conferences on Voice biometrics and speaker recognition. Mr. Krishnan also has six patents to his credit in Data Security.

From February 2006 to April 2013, Mr. Krishnan was the Chief Technology Officer of HMIT, spearheading the establishment of the managed services practice for financial clients and providing strategic direction and positioning the Analytics practice.

Mr. Krishnan brings to the Company valuable innovation and insight into organizational and operational issues as well as experience in managing global information technology companies.

Mr. Krishnan will receive an annual base salary of $175,000.

Consistent with past practice, the independent directors will receive cash compensation of $7,500 per quarter and reimbursement for travel and other reasonable expenses incurred as related to the business of the Company

Since the beginning of the Company’s last fiscal year, none of the new directors or Chief Executive Officer (Mr. Krishnan) has had any interest, directly or indirectly, in any transaction of the type required to be described pursuant to Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 6, 2016

HELIOS AND MATHESON ANALYTICS INC.

By:	/s/ Parthasarathy Krishnan
Parthasarathy (Pat) Krishnan
Chief Executive Officer